Exhibit 99.1

April 17, 2008

FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

March 2008 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of March 31, 2008 served by J:COM’s 20 managed franchises reached approximately 2.83 million, up 185,300, or 7.0% since March 31, 2007. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 5.01 million, up 429,800 or 9.4% since March 31, 2007. The bundle ratio (average number of services received per subscribing household) increased to 1.77 as of March 31, 2008 from 1.73 since March 31, 2007. The cable television digital migration rate as of March 31, 2008 increased to 70% from 55% as of March 31, 2007.

* Since J:COM’s subsidiary company, Cablenet Kobe-Ashiya Co., Ltd., acquired the CATV business operations of the Kobe City Development & Management Foundation , excluding the Port Island area of Chuo ward from the end of February 2008, those subscribers are included from this month. This operation consists of 7,400 total subscribing households, 7,400 cable television RGU’s and 1,700 high-speed Internet access RGU’s for a total of 9,100 RGU’s (as of March 31, 2008) and are included in the tables below. Please note as the calculation method for counting RGUs and subscribers are different from J:COM. As a result, these numbers are subject to change once they are unified under J:COM's calculation method.

Details are provided in the table below:

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total managed franchises: 20 franchises; 42 systems:

	Revenue Generating Units				Total Subscribing Households
	Cable Television	High-Speed Internet Access	Telephony	RGU Total
As of March 31, 2008	2,310,200	1,285,000	1,414,900	5,010,100	2,827,500
	Digital: 1,619,000
As of March 31, 2007	2,199,700	1,162,900	1,217,700	4,580,300	2,642,200
Net year-over-year increase	110,500	122,100	197,200	429,800	185,300
Net increase as percentage	5.0%	10.5%	16.2%	9.4%	7.0%

Results for J:COM’s consolidated subsidiaries are noted below:

Total consolidated subsidiaries: 19 franchises; 41 systems:

	Revenue Generating Units				Total Subscribing Households
	Cable Television	High-Speed Internet Access	Telephony	RGU Total
As of March 31, 2008	2,224,300	1,242,200	1,356,000	4,822,500	2,714,700
	Digital: 1,563,500
As of March 31, 2007	2,113,700	1,122,400	1,162,900	4,399,000	2,532,600
Net year-over-year increase	110,600	119,800	193,100	423,500	182,100
Net increase as percentage	5.2%	10.7%	16.6%	9.6%	7.2%

About Jupiter Telecommunications Co.,Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan's largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 20 managed franchises (as of March 31, 2008) operating at the local level serving approximately 2.83 million subscribing households (as of March 31,2008) in the Sapporo, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 10.41 million. Jupiter TV Company, formerly Jupiter TV Co., Ltd., invests in and operates 17 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp/english.html

# # #

Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.